GOLDPOCKET

December 30, 2005

Mr. Scott Walker  Mr. Brian Singleton New Motion, Inc.
42 Corporate Park, 2nd Floor
Irvine, CA 92606

Dear Scott and Brian:

I would like to welcome you to the GoldPocket Wireless family. We are excited about the opportunity to work with you and we are confident that New Motion and your subscribers will be very pleased with our service.

I want to assure you that your GoldPocket team, led by Julie Preis, Director of Production and Lisa Myers, Project Manager, is the best in the industry and is committed to delivering great customer service. In addition to your primary team, I have listed contact information for Brian Grushcow, who has been deeply involved in this project, and myself below, should you ever need to speak with either of us. We will continually follow up with you regarding our progress and to solicit any improvement opportunities or feedback. Do not hesitate to contact any of us with questions or comments.

GoldPocket Wireless is proud to be leading the emergence of interactive mobile applications, and we appreciate the commitment of New Motion to this exciting area.

Sincerely,

Steve Leonard
President
(310) 574-4634
sleonard@goldpocket.com

Brian Grushcow
Account Executive
(310) 574-4636
bgrushcow@goldpocket.com

CONFIDENTIAL
MASTER AGREEMENT FOR PRODUCTS AND SERVICES

THIS MASTER AGREEMENT FOR PRODUCTS AND SERVICES is made and entered into as of December a., 2005 (the "Effective Date"), by and between GoldPocket Wireless, Inc., a Delaware corporation, with offices at 12910 Culver Blvd., Suite B, Los Angeles, CA 90066 (hereinafter referred to as "GoldPocket"), and New Motion, Inc., a Delaware corporation, with principal offices at 42 Corporate Park, 2nd Floor, Irvine, CA 92606 (hereinafter referred to as "COMPANY") (each a "Party" and collectively the "Parties").

GoldPocket provides products and services that create, manage, and deliver digital media. COMPANY desires to purchase and/or license products from GoldPocket and/or engage the services of GoldPocket and GoldPocket desires to accept such engagement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, GoldPocket and COMPANY hereby agree as follows:

1. Products and Services and Scope of Work

1.1.
Schedules. GoldPocket agrees to provide to COMPANY the products and services ("GPW Services") as they are described in Attachment A on Schedule 1 attached hereto and on such schedules as are executed from time to time by both Parties to this Agreement (each a "Schedule" and collectively the "Schedules"). Each Schedule shall be consecutively numbered and annexed hereto. GPW Services shall be provided in accordance with the provisions of this Agreement and the applicable Schedule. If there is a conflict between this Agreement and a Schedule, the terms of the applicable Schedule shall apply with regards to that Schedule.

1.2.
Scope of Work. Each Schedule shall contain (i) a description of the products and/or services to be provided, (ii) a schedule of key dates, (iii) a term, (iv) a listing of roles and responsibilities, (v) licenses or terms of use, as applicable, and (vi) a fee and payment schedule.

1.3.	Certain Definitions. For purposes of this Agreement and any Schedules, the terms "Affiliates," "COMPANY Content," shall have the meanings ascribed to them below:

"Affiliate" means with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with such first person.

"COMPANY Content" shall mean the writings, text, pictures and graphics provided by COMPANY to GoldPocket.

2. Project Management

2.1.
GoldPocket Project Manager. GoldPocket will appoint for each Schedule a qualified member of its staff to act as account manager (the "GoldPocket Account Manager"), whose duties shall be to act as liaison between GoldPocket and COMPANY.

2.2.	COMPANY Project Manager. COMPANY shall designate a project manager for each Schedule (the "COMPANY Project Manager") who shall act as a liaison between COMPANY and the GoldPocket Account Manager.

2.3.
Progress Reports and Meetings. If requested by COMPANY, GoldPocket shall submit a detailed progress report ("Progress Report") to the COMPANY Project Manager every month (or more frequently as reasonably requested by COMPANY) during the term of each Schedule. Progress Reports shall detail work performed to date and work remaining to complete.

3.	Fees and Expenses

3.1.	Fees. Each Schedule shall set forth the fee due for the GPW Services to be provided pursuant to such Schedule and GoldPocket agrees to invoice COMPANY as set forth in the Schedule.

3.2.
Expenses. GoldPocket shall be entitled to reimbursement of the categories of expenses set forth on the applicable Schedule. Such expenses shall be limited to reasonable out-of-pocket expenses necessarily and actually incurred by GoldPocket in the performance of its services hereunder, provided that: (i) the expenses have been detailed in writing and submitted to the appropriate COMPANY Project Manager for review and approval; and (ii) if requested by COMPANY, GoldPocket submits supporting documentation in addition to the approved expense form.

3.3.
Invoicing. GoldPocket will invoice COMPANY for the charges and/or expenses due under any Schedule. The charges and/or expenses invoiced in accordance with this Section 3, shall be payable by COMPANY by the later of (i) 30 days after COMPANY'S receipt of each invoice or (ii) the payment due date set forth on a Schedule, unless otherwise provided in the related Schedule. COMPANY agrees to pay interest at a rate of 11/2 % per month on any overdue amount payable by it under this Agreement from its due date until paid. In addition, COMPANY shall reimburse GoldPocket for all reasonable costs and expenses incurred by GoldPocket in connection with the collection of overdue amounts, including attorneys' fees.

3.4.
Taxes. COMPANY'S payments to GoldPocket shall include all applicable governmental taxes, excises, duties and/or other charges (except taxes on or measured by the net income of GoldPocket or any employment, withholding or similar taxes, excises and/or other charges) that GoldPocket may be required to pay with respect to the Products sold or licensed or any Services performed hereunder.

4.	Term and Termination

4.1.
Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect thereafter unless and until it is terminated or expires in accordance with the provisions of this Agreement or any Schedule.

4.2.
Termination For Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party that remains uncured after thirty (30) days written notice thereof (or such shorter period as may be specified in this Agreement or in any applicable Schedule).

4.3.
Termination After Term of Schedules. Either party may terminate this Agreement after fulfilling its obligations and all payments under all Schedules annexed hereto, by providing three weeks written notice.

4.4.
Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

5.	Terms and Conditions. The terms and conditions set forth on Attachments B and C are hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the date first written above.

GOLDPOCKET WIRELESS, INC.	NEW MOTION, INC.
By:	By:

Print Name: Stephen Leonard	Print Name: Scott Walker

Title: CEO

Date: 12-29-05	Date: 12-29-05

ATTACHMENT A

SCHEDULE NO. 1 DATED DECEMBER , 2005 TO
MASTER AGREEMENT FOR PRODUCTS AND SERVICES
BETWEEN
COMPANY AND GOLDPOCKET WIRELESS, INC.
DATED AS OF DECEMBER 29, 2005 (the "Agreement")

1. Scope of Work: The Services covered by this Schedule shall mean the use of GoldPocket's EMConnectTM technology platform by COMPANY to create and launch various mobile messaging campaigns.

1.1. EMConnectTM Campaign Manager: The functionality provided by GoldPocket's EMConnectTM Campaign Manager includes:

•	SMS delivery platform - direct connections/billing with all major U.S. wireless carriers

•	One-way SMS campaign management functionality

•	Two-way SMS campaign management functionality

•	Premium SMS campaign management functionality

•	Single charge (per message, download, etc.) or recurring monthly subscription

•	User registration page creation and hosting

•	Double opt-in functionality with unique password

•	Templates for auto-generated messages

•	Standard FAQ and self-help guide

•	Custom registration fields

•	Custom registration categories and sub-categories

•	SMS trivia game templates and engine

•	SMS poll functionality

•	Advanced scheduling interface for alerts, trivia, polls, etc.

•	Advanced database management and profiling

•	Message Monitor and Crawl Monitor for chats and other real-time applications (e.g., text-2-screen) that require content monitoring

•	Time-zone setting

•	Recurring / automated content delivery

•	Rules based customization of messages

•	Mobile originated (MO) opt-in / registration

•	MO opt-out functionality

•	MO help guide

•	Limit participation based on unique phone number

•	Message targeting by geographic and demographic attributes

•	Keyword assignment for campaigns or content

1.2.
EMConnectTM Media Server: The EMConnectTM Media Server is a complete solution for hosting, managing and selling mobile content and applications. The web-based interface provides easy access to upload content, associate key words and price points. With the use of key words, COMPANY can easily promote mobile content on-air, in print, online, outdoor, and in other collateral marketing materials -- making it very easy for consumers to find and purchase content via SMS. There is no limit to the number of keywords that can be set-up as long as they are unique. The EMConnectTM Media Server allows COMPANY to set the price the end user (wireless subscriber) pays to receive a piece of content (e.g., ringtone, wallpaper, etc.). In addition, EMConnectTM Media Server provides automatic handset detection to ensure that consumers get content that is best suited for their mobile device.

1.3.
EMConnectTM Gateway: The EMConnectTM Gateway provides nation-wide mobile content delivery to over 190 million consumers through its relationship with all the major wireless carriers in the U.S. This includes a direct SMPP connection for bi-directional mobile content delivery and integration for direct billing via Premium SMS. Billing can be a one-time charge or on a monthly recurring basis for subscription services.

1.4.	Premium SMS: COMPANY may use EMConnectTM for premium SMS, subject to carrier approval and the additional Premium Revenue Share terms set forth in Section 6 below.

1.5.	GoldPocket Responsibilities

1.5.1.
Short Code Provisioning:GoldPocket will provide all services necessary to provision COMPANY'S short codes with the wireless carriers and obtain application approval / certification. GoldPocket will also prepare a project plan with a timeline to launch the products / services described in Section 1.2 above.

1.5.2.
Web Registration Page Hosting: GoldPocket will assist COMPANY in setting-up a web-based registration page through EMConnectTM for COMPANY's wireless initiatives. COMPANY may use GoldPocket's APIs and integrate wireless registration with its own online registration functionality.

1.5.3.
Account Management:GoldPocket will provide an account manager to assist COMPANY in deployment and operation of the products / services described hereunder, provide general advice and share best practices in the industry.

1.5.4.	Training, Service and Technical Support:GoldPocket will provide COMPANY with initial training for EMConnectTM and on-going support for the software and APIs.

2. Third Party Content: GoldPocket may, from time-to-time, present to COMPANY select third party mobile content to be included in a COMPANY mobile storefront ("Third Party Content"). If, and only if, COMPANY approves of such Third Party Content, GoldPocket will make the Third Party Content available in the COMPANY mobile storefront, subject to the revenue share terms defined in Section 6 below. Unless otherwise agreed upon in writing by the parties, the Third-Party Content will be provided by GoldPocket under a sub-license from the content owner. GoldPocket will be responsible for obtaining any and all rights, permissions, licenses, clearances, authorizations and the like in connection with the provision or use of any Third Party Content and paying for any and all third-party royalties, fees or other payments of any kind for or in connection with any Third-Party Content.

3.	Delivery Dates.

Kickoff meeting	TBD
EMConnectTM deployed	TBD

4.
License to Software. GoldPocket hereby grants to COMPANY a, non-exclusive, non-transferable, non-sublicensable, limited right and license to access and utilize via the Internet the software provided under this Schedule through the Term, solely for purposes of providing end users with access to the COMPANY Content.

5.
COMPANY Responsibilities. If applicable, COMPANY is responsible for integrating its systems with the API's made available by GoldPocket hereunder. COMPANY will be responsible for the content of all such messages, and any related promotional campaign development. COMPANY acknowledges that GoldPocket will require certain materials, including content, input, approval and other cooperation from COMPANY in order to provide the GPW Services and to meet the delivery dates above. COMPANY agrees to provide such information and cooperation in a timely manner.

6.	Payments and Revenue Share:

6.1.	Annual License Fee:

EMConnectTM Campaign Manager	$40,000
EMConnectTM Media Server	$20,000
EMConnectTM Gateway	Included
Total	$60,000

The Annual License Fee is payable in equal quarterly installments.

6.2.	Short Code Fees:

Short code set-up	No charge
Monthly maintenance	No charge

6.3.	Non-Premium Message Fees:

For each non-premium message sent or received (MO & MT) by COMPANY during each calendar month, COMPANY will pay GoldPocket two cents ($0.02) per message. However, GoldPocket will provide COMPANY a credit for any Non-Premium Message Fees incurred during a given month calculated as follows: For each one dollar ($1.00) generated in Premium Fees (as defined in Section 6.5 below), GoldPocket will provide a credit for ten (10) non-premium messages. The table below is for illustrative purposes only:

Premium Fee	Non-Premium Message Credit
$1.00	10
$2.99	30
$9.99	100

6.4.  Mobile Content Production/Formatting, Storefront:

If applicable to a specific campaign, the parties will define the scope of any project that includes mobile content (production, formatting, hosting, delivery, etc.) and/or an accompanying web storefront or WAP storefront. Once the scope is defined, the Parties will execute another Schedule to this Agreement that outlines the deliverables, costs, timeline, responsibilities, etc.

Mobile Content Production / Formatting	TBD
Web Storefront Development	TBD
WAP Storefront Development	TBD
Hosting & Maintenance	TBD

6.5.	Premium Revenue Share:

For the purposes of this Agreement, the term "Premium Fees" shall mean the amount paid by end users to receive premium mobile content provided for under this Agreement, in the form of a premium per message fee, subscription fee, or download fee. The term "Net Amount" shall mean the amount generated from Premium Fees, less (i) the carriers' share of the Premium Fees, and (ii) license fees paid to any Third Party Content provider. During the Term of this Agreement, GoldPocket and COMPANY will share the Net Amount in accordance with the tables below:

For all wireless carriers except Cingular Wireless:

COMPANY	GoldPocket
Revenue Share	Revenue Share
90%	10%

During the Term of this Agreement, for any Net Amount of the Premium Fees generated from Cingular Wireless only, GoldPocket and COMPANY will share the Net Amount in accordance with the table below. For the purposes of this Agreement, this "Cingular Net Amount" shall not exceed 62% of the Cingular Premium Fees.

COMPANY	GoldPocket
Revenue Share	Revenue Share
95%	5%

6.6.	Premium Revenue Share Payouts:

Within thirty (30) days of the end of each calendar month, commencing on the first month in which GoldPocket receives a Net Amount of any dollar amount, GoldPocket will pay COMPANY, (or shall apply to outstanding invoices, if any), the COMPANY Premium Revenue Share received from wireless carriers during the preceding month, and shall provide to COMPANY a monthly accounting thereof. COMPANY understands that GoldPocket cannot control when it receives payment from the wireless carriers and therefore, the time it takes from COMPANY generating Premium Fess to actually receiving a revenue share payout may be 60 — 90 days or even longer. However, COMPANY may request from GoldPocket an earlier payout of any Premium Revenue Share ("Early Payout") upon the following term and conditions:

6.6.1.
Early Payout Timing: Within fifteen (15) days of the end of each calendar month, GoldPocket will pay COMPANY an amount equal to seventy percent (70%) of the Company Revenue Share generated during the preceding month, notwithstanding when payment from the carriers is actually received by GoldPocket.

6.6.2.
Holdback: Each month, GoldPocket will holdback thirty percent (30%) of the Company Revenue Share generated during the preceding month and will reconcile any amounts held in reserve with the Net Amounts actually received from the wireless carriers.

6.6.3.
Early Payout Determination: The Early Payout amount shall be determined solely in accordance with GoldPocket's billing transaction report. It is understood by COMPANY that there may be inconsistencies between GoldPocket's billing reports and COMPANY's billing reports but for the purposes of this Section 6.6, GoldPocket's billing transaction reports shall be deemed accurate and final.

6.6.4.
Early Payout Fee: Any and all Early Payout amounts shall be subject to a one-time fee equal to three and one-half percent (3.5%) of the Early Payout amount. The Early Payout Fee shall be applied against any current or future COMPANY Revenue Share payments.

6.6.5.	Early Payout Limit: In any given month, GoldPocket will not pay an Early Payout amount greater than five hundred thousand dollars ($500,000).

6.7.	Expenses:

6.7.1.	GoldPocket shall pass through to COMPANY any fees charged by the carriers for short-code set-up / provisioning without mark-up or adjustment.

6.7.2.	COMPANY agrees to pay GoldPocket $0.0xx per query to access the mobile Number Portability Lookup which is conducted to determine the carrier provider of the destination wireless number dynamically.

6.7.3.
COMPANY agrees to pay GoldPocket a fee of $0.25 per download plus any and all associated fees from the wireless carriers incurred by GoldPocket in connection with delivery of any promotional content (e.g., free ringtone or wallpaper).

6.7.4.
If requested by COMPANY, GoldPocket will secure a short-code on behalf of COMPANY and COMPANY agrees to reimburse GoldPocket for any related fees. Typical charges are $500/month for one generic short-code, and $1,000/month for a custom short-code. Minimum duration is 3 months ($1,500 generic; $3,000 custom). Annual commitments trigger additional discounts.

7.	GoldPocket Account Manager:	Name: Julie Preis Fax #: 310-574-4699 Phone: 310-574-4664 Email: ipreisqoldpocket.com

8.	Primary COMPANY Contact:	Name: Fax #: Phone: Email:

9.	Term of this Schedule:	December 29, 2005 through December 29, 2006.

Accepted & Agreed:

GOLDPOCKET WIRELESS, INC.	NEW MOTION, INC.

By: /s/ Stephen Leonard	by:/s/ Scott Walker

Print Name: Stephen Leonard	Print Name: Scott Walker

Title: President	Title: CEO

Date: 12-29-05	Date: 12–29–05

ATTACHMENT B

Terms and Conditions

I. NO RIGHTS IN GOLDPOCKET PROPERTY/TRADEMARKS

No Ownership or License. Except for those licenses to products expressly granted on a Schedule, nothing in this Agreement shall convey to COMPANY any right, license, title, or interest in the GoldPocket Technology (as defined below) or any other GoldPocket property, property interest, license or right. Except as necessary to allow GoldPocket to fulfill its obligations to COMPANY hereunder, nothing in this Agreement shall convey to GoldPocket any right, title or interest in any COMPANY Content.

II. CONFIDENTIALITY/PROPRIETARY RIGHTS

Confidentiality. Each party hereto acknowledges that (1) the other party is the owner of valuable trade secrets, and other confidential information and may have licensed the same from others, (2) in the performance of its obligations hereunder, each party shall receive or become aware of such information as well as other confidential and proprietary information concerning the other party's business affairs, finances, properties, methods of operation and other data including the terms of this Agreement (hereinafter collectively referred to as "Confidential Information"), and (3) unauthorized disclosure of any Confidential Information would irreparably damage the other party, its subsidiaries and/or affiliated companies.

For the purposes of this Agreement, Confidential Information shall also mean any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the other party, including, but not limited to, the material terms of this Agreement, information about technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and related business plans, projections, and marketing data. The provisions of this paragraph shall not apply to Confidential Information that has, through no fault of the receiving party, become public knowledge.

Non-Disclosure. Each party agrees that, except as directed by the other party or as permitted in this Paragraph, such party will not at any time during or after the term of this Agreement disclose any Confidential Information to any person. The non-disclosure obligations of each party specified in this Agreement shall not apply, and such party shall have no further obligations, with respect to any Confidential Information to the extent that such Confidential Information: (a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the relevant party; (b) is in such party's possession at the time of disclosure otherwise than as a result of that party's breach of any legal obligation; (c) becomes known to such party through disclosure by sources other than the other party having the legal right to disclose such Confidential Information; (d) is required to be disclosed by such party to comply with applicable laws or governmental regulations, provided that such party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

Injunctive Relief. Each Party acknowledges that disclosure of any Confidential Information by such Party will give rise to irreparable injury to the other Party, and/or affiliated companies, inadequately compensable in damages. Accordingly, GoldPocket or such other Party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies that may be available. Each Party acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests of the other Party and/or affiliated companies and are reasonable in scope and content.

Proprietary Rights. As between GoldPocket and COMPANY, unless otherwise specified in a Schedule, all creative work, services and materials performed or created under any Schedule, including, but not limited to, pictures, graphics, and writings, but specifically excluding the GoldPocket Technology (as defined below) (collectively, "Creative Materials"), are the property of COMPANY and all title and interest therein shall vest in COMPANY.

The hardware and software used by GoldPocket to provide its services, including (A) all software and code used to (i) connect to the carriers, (ii) collect and process data, and (iii) process, send and receive messages and content, (B) the software and code used to enable interactivity and communication between the end user and GoldPocket's customers, and (C) any other products GoldPocket markets, licenses, or sells, including without limitation the EM Connect products and related APIs, (collectively the "GoldPocket Technology") is and remains the property of GoldPocket and its licensors.

III. REPRESENTATIONS AND WARRANTIES

Representations and Warranties. Gold Pocket represents and warrants that GoldPocket has or shall have the proper skill, training, and background so as to be able to perform in a competent and professional manner and that all work will be performed in accordance with applicable standards.

COMPANY represents that it has all necessary rights and licenses to the content provided to GoldPocket and that all content hosted on, delivered via, the GoldPocket Technology by GoldPocket for COMPANY under this Agreement does not infringe on or violate (i) any copyright, trademark, any music performance or other music related right, (ii) any other proprietary or other right of any third party, including but not limited to the right to privacy, (iii) any applicable law or regulation.

Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.

EXCEPT AS EXPRESSLY SET OUT IN THIS SECTION III., (I) NEITHER PARTY MAKES ANY WARRANTIES, REPRESENTATIONS, CONDITIONS, OR COVENANTS IN RELATION TO THE GOLDPOCKET TECHNOLOGY OR GPW SERVICES, AND (II) HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, CONDITIONS, OR COVENANTS, WHETHER ORAL OR WRITTEN, EXPRESSED, IMPLIED OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR

CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF TITLE OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE) WITH RESPECT TO THE GOLDPOCKET TECHNOLOGY OR GPW SERVICES.

IV. INDEMNITY

Indemnity. GoldPocket shall indemnify and hold COMPANY harmless against any third party claims for damages, costs and expenses (including reasonable attorneys' fees), and court awards arising from (i) the infringement by the GPW Services of any intellectual property right of any third party (except where such infringement is caused by COMPANY's modification of the GPW Services or combination of the GPW Services with third party products or services where the GPI services would not have been infringing without such modification or combination), or (ii) violation of any criminal law, provided that COMPANY notifies GoldPocket promptly of the initiation of any such claim (where it is the first to know of such claim) and gives GoldPocket full authority to defend and settle such claim at its expense. COMPANY shall reasonably cooperate with GoldPocket in the defense of such claim, and may be represented, at COMPANY's expense, by counsel of COMPANY's selection. If the GPW Services become, or if GoldPocket reasonably believes they may become, the subject of any claim for infringement or are adjudicatively determined to infringe, then GoldPocket may, at its option and expense, either (I) procure for COMPANY the right to receive the GPW Services or (ii) replace or modify the GPW Services with other suitable and reasonably equivalent services so that the GPW Services become noninfringing or (iii) if (i) and (ii) are not commercially practicable, terminate this Agreement.

COMPANY shall indemnify and hold GoldPocket harmless against any third party claims for damages, costs and expenses (including reasonable attorneys' fees), and court awards arising from (i) the infringement by the Creative Materials of any intellectual property right of any third party, or (ii) COMPANY's violation of any criminal law and, provided that GoldPocket notifies COMPANY promptly of the initiation of any such claim (where it is the first to know of such claim) and gives COMPANY full authority to defend and settle such claim at its expense. GoldPocket shall reasonably cooperate with COMPANY in the defense of such claim, and may be represented, at GoldPocket's expense, by counsel of GoldPocket's selection.

V. GENERAL

Excuse. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile or email; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available and received. In the case of GoldPocket, such notice will be provided to the GoldPocket program manager, and in the case of a legal notice to GoldPocket, with a copy to the CFO, each at the address of GoldPocket set forth in the first paragraph of this Agreement, or at such other address as may have been furnished in writing by GoldPocket to COMPANY. In the case of COMPANY, such notice shall be provided to the COMPANY Project Manager, and in the case of a legal notice to COMPANY, with a copy to the President at the address for COMPANY set forth in the first paragraph of this Agreement, or at such other address as may have been furnished in writing by COMPANY to GoldPocket.

No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

Assignment. Neither Party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Party, provided, however, that either Party shall have the right to assign this Agreement (on a Schedule by Schedule basis) (i) in connection with a sale of the business to which this Agreement (or such Schedule) relates, or (ii) to an Affiliate. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

Applicable Law; Jurisdiction. This Agreement shall be deemed to have been made and executed in the State of California, and any dispute arising hereunder shall be resolved in accordance with California law, exclusive of its conflicts of law principles, in a court of competent jurisdiction in Los Angeles, California. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR SUIT ARISING UNDER THIS AGREEMENT OR OTHERWISE ARISING FROM THE RELATIONSHIP BETWEEN THE PARTIES HERETO.

Export Controls. Each Party shall comply with all applicable laws, regulations, and rules relating to the export of commodities, software or technical data, and shall not export or re-export any commodities, software, technical data, any products received from the other Party, or direct product of such commodities, software or technical data, to any proscribed country, party, or entity listed in such applicable laws, regulations, and rules, unless properly authorized by the U.S. Government.

Publicity. GoldPocket and COMPANY will agree on a mutually acceptable press release announcing the GPW Services. Except as set forth above, neither party will refer to the existence of this Agreement in press releases or advertising without the prior consent of the other party. Notwithstanding the foregoing, either party may disclose or discuss with any other party information related to this Agreement that is already in the public domain.

Limitations on Liability. NEITHER PARTY SHALL BE LIABLE HEREUNDER FOR ANY LOSS OF PROFITS, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES ARISING HEREUNDER, HOWEVER CAUSED, EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT FOR PAYMENT DUE UNDER THE ATTACHED SCHEDULES, OR A CLAIM FOR INDEMNIFICATION UNDER SECTION IV. ABOVE, IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR ALL CAUSES WHATSOEVER UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, EXCEED THE TOTAL AMOUNT PAID (OR PAYABLE) BY COMPANY TO GOLDPOCKET UNDER THE APPLICABLE SCHEDULE DURING THE 12-MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM.

Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

Counterparts; Facsimile Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signature.

Surviving Sections. This Attachment B shall survive the termination of this Agreement.

ATTACHMENT C

SMS Messaging Terms and Conditions

I. CONTENT OF SMS MESSAGING

Responsibility for Content.COMPANY is solely responsible for the content of the SMS messages written or sent by COMPANY ("Message Content"). COMPANY also is responsible for ensuring that the Message Content (i) does not disparage, defame, or discredit GoldPocket, any participating wireless carriers (each a "Carrier" and collectively the "Carriers"), or their respective names and are not derogatory or detrimental to the good name or business reputation of GoldPocket or any Carrier, and (ii) does not constitute Unsuitable Content (as defined below). Each Carrier may review any or all Message Content prior to its delivery to its cellular subscribers "Subscribers". Such Carrier may reject any Message Content. In addition, Gold Pocket may review the Message Content and block any messages that in its reasonable opinion would be considered by the Carriers to be Unsuitable Content. Any party's failure to reject Message Content shall not constitute an approval or other endorsement of the suitability of such content.

Solicitation; Opt-in; Opt-out.COMPANY will not (i) transmit "spam" or distribute any other unsolicited information, or (ii) contact Subscribers via other means, including telemarketing, unless the Subscriber provides prior express consent. COMPANY shall only send Message Content to Subscribers who have affirmatively expressed a desire to receive such Message Content ("Opt-in Consent"). COMPANY may not send any unsolicited Message Content. COMPANY may secure Opt-in Consent via Web registration or via SMS request. COMPANY will provide a method for Users to terminate their receipt of any Message Content previously consented to.

No Switchover Marketing.COMPANY shall not use the products or services provided by GoldPocket under this Agreement, or Subscriber information collected under this Agreement, to market to any Carrier's Subscribers (as a targeted group) to attempt to persuade them to use any other wireless carriers.

Unsuitable Content.COMPANY shall not use the products or services provided by GoldPocket under this Agreement to send any Message Content that is unlawful, harmful, threatening, defamatory, obscene, harassing, or racially, ethically or otherwise objectionable; services that facilitate illegal activity, promote violence, promote discrimination, promote illegal activities, or incorporate any materials that infringe or assist others to infringe on any copyright, trademark, or other intellectual property rights ("Unsuitable Content"). COMPANY acknowledges that GoldPocket's agreements with the Carriers prohibit the transmission of such content, and any such transmission may result in the disruption of GoldPocket's right and ability to send messages to the Subscribers of one or more Carriers.Accordingly, if Gold Pocket reasonably believes that COMPANY's Message Content constitutes Unsuitable Content, then GoldPocket may take such action as necessary to avoid such disruption including blocking the transmission of

Message Content or terminating this

Agreement.

II. REGISTRATION AND SUBSCRIBER DATA

Registration of Subscribers.COMPANY will require the Subscribers to register with COMPANY for the Subscribers to receive the Message Content. COMPANY will use Subscriber information only in accordance with COMPANY's privacy policy in effect at the time the applicable Subscriber information is collected.

Subscriber Data.COMPANY will not sell, disclose, transfer, or rent any Subscriber information obtained by it under the Agreement to any third party (other than COMPANY's Affiliates) or use any Subscriber Information on behalf of any third party (other than COMPANY's Affiliates), without the permission of the applicable user specifically approving such use.Notwithstanding the foregoing,

COMPANY may share Subscriber Information with the sponsor of a discrete campaign using this agreement, provided that the identity of such sponsor (the "Sponsor") was provided to the Subscriber at the time of the Subscriber's registration to receive the Message Content. Before sharing information with a Sponsor, COMPANY must have entered into an agreement with the Sponsor with terms prohibiting any further transfer of such Subscriber information. COMPANY will comply with all applicable privacy laws, rules, and regulations in using or releasing any Subscriber Information.

Ill. Delivery of Messages.

Premium Messages.Premium Messages may not be available on all Subscribers' phones. In addition, Premium Messages may not be used for any electronic commerce or other non-content applications or transactions (e.g., the purchase of a tangible product) without Carrier approval. COMPANY recognizes that some Carriers reserve the right to not allow certain Subscribers to receive Premium Services and to set limits on the overall amount certain Users can spend on Premium Messages.

Message Blocking.  COMPANY recognizes that some Carriers reserve the right to prohibit the delivery of Message Content to certain Subscribers.

UNDELIVERED MESSAGES. COMPANY UNDERSTANDS AND AGREES THAT (A) ONE HUNDRED PERCENT OF THE MESSAGES MAY NOT BE DELIVERED; (B) NEITHER GOLDPOCKET NOR ANY CARRIER WILL BE LIABLE TO COMPANY FOR ANY MESSAGES DELETED OR NOT DELIVERED, REGARDLESS OF THE REASON FOR DELETION OR NONDELIVERY INCLUDING,

WITHOUT LIMITATION, MESSAGE PROCESSING OR TRANSMISSION ERRORS. NEITHER PROVIDER NOR ANY CARRIER MAKES ANY RERESENTATIONS OR WARRANTIES REGARDING THE QUALITY, RELIABILITY, TIMELINESS OR SECURITY OF THE SERVICE OR THAT THE SERVICE WILL BE ERROR-FREE, UNINTERRUPTED, FREE FROM UNAUTHORIZED ACCESS OR THAT ALL MESSAGES WILL BE DELIVERED.

GoldPocket Wireless, Inc.
Revenue Share payouts by Carrier
Prepared exclusively for: NEW MOTION, INC.

	Cingular Blue		Cingular		Nextel		Sprint		T-Mobile		T-Mobile Downloads		Venzon		AlRe!		Cricke / Leap		Midwest		Dobson		Suncom
Tariff	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $	Content Owner %	Content Owner $
$0.10	54.0%	0.05	-		27.0%	0.03	18.0%	0.02	54.0%	0.05	-	-	45.0%	0.05	40.5%	0.04	56.7%	0.06	58.5%	0.06	58.5%	0.06	54.0%	0.05

$0.15	54.0%	0.08	-	-	27.0%	0.04	18.0%	0.03	54.0%	0.08	-	-	45.0%	0.07	40.5%	0.06	56.7%	0.09	58.5%	0.09	58.5%	0.09	54.0%	0.08

$0.20	54.0%	0.11	-	-	27.0%	0.05	18.0%	0.04	54.0%	0.11	-		45.0%	0.09	40.5%	0.08	56.7%	0.11	58.5%	0.12	58.5%	0.12	54.0%	0.11

$0.25	54.0%	0.14	61.8%	0.15	27.0%	0.07	45.0%	'0.11	54.0%	0.14	54.0%	0.14	45.0%	0.11	40.5%	0.10	56.7%	0.14	58.5%	0.15	58.5%	0.15	54.0%	0.14

$0.30	54.0%	0.16	61.8%	0.19	45.0%	0.14	45.0%	0.14	54.0%	0.16	54.0%	0.16	45.0%	0.14	40.5%	0.12	56.7%	0.17	58.5%	0.18	58.5%	0.18	54.0%	0.16

$0.35	54.0%	0.19	61.8%	0.22	45.0%	0.16	45.0%	0.16	54.0%	0.19	54.0%	0.19	45.0%	0.16	40.5%	0.14	56.7%	0.20	58.5%	0.20	58.5%	020	54.0%	0.19

$0.40	54.0%	0.22	61.8%	025	45.0%	0.18	45.0%	0.18	.54.0%	0.22	54.0%	0.22	45.0%	0.18	40.5%	0.16	56.7%	023	58.5%	0.23	58.5%	023	54.0%	0.22

$0.45	54.0%	0.24	61.8%	0.28	45.0%	0.20	45.0%	0.20	54.0%	024	54.0%	024	45.0%	020	40.5%	0.18	56.7%	0.26	58.5%	0.26	58.5%	026	54.0%	024

$0.49	54.0%	0.26	61.8%	0.30	45.0%	0.22	45.0%	0.22	54.0%	0.26	54.0%	0.26	45.0%	0.22	40.5%	0.20	56.7%	0.28	58.5%	029	58.5%	029	54.0%	026

$0.50	54.0%	027	61.8%	0.31	45.0%	023	45.0%	023	54.0%	0.27	54.0%	027	49.5%	025	40.5%	020	56.7%	028	58.5%	029	58.5%	029	54.0%	027

$0.59	54.0%	0.32	61.8%	0.36	49.5%	029	45.0%	0.27	54.0%	0.32	54.0%	0.32	49.5%	029	49.5%	029	56.7%	0.33	58.5%	0.35	58.5%	0.35	54.0%	0.32

$0.75	54.0%	0.41	61.8%	0.46	49.5%	0.37	45.0%	0.34	54.0%	0.41	54.0%	0.41	49.5%	0.37	49.5%	0.37	56.7%	0.43	58.5%	0.44	58.5%	0.44	54.0%	0.41

$0.99	54.0%	0.53	61.8%	0.61	49.5%	0.49	45.0%	0.45	54.0%	0.53	54.0%	0.53	49.5%	0.49	49.5%	0.49	56.7%	0.56	58.5%	0.58	58.5%	0.58	54.0%	0.53

$1.00	54.0%	0.54	61.8%	0.62	54.0%	0.54	54.0%	0.54	54.0%	0.54.	54.0%	0.54	54.0%	0.54	49.5%	0.50	56.7%	0.57	58 5%	0.59	58.5%	0.59	54.0%	0.54

$1.25	54.0%	0.68	61.8%	0.77	54.0%	0.68	54.0%	0.68	54.0%	0.68	54.0%	0.68	54.0%	0.68	49.5%	0.62	56.7%	0.71	58.5%	0.73	58.5%	0.73	54.0%	0.68

$1.50	54.0%	0.81	61.8%	0.93	54.0%	0.81	54.0%	0.81	54.0%	0.81	54.0%	0.81	54.0%	0.81	49.5%	0.74	56.7%	0.85	58.5%	0.88	58.5%	0.88	54.0%	0.81

$1.75	54.0%	0.95	61.8%	1.08	54.0%	0.95	54.0%	0.95	54.0%	0.95	54.0%	0.95	54.0%	0.95	49.5%	0.87	56.7%	0.99	58.5%	1.02	58.5%	1.02	54.0%	0.95

$2.00	54.0%	1.07	61.8%	123	54.0%	1.07	54.0%	1.07	54.0%	1.07	54.0%	1.07	54.0%	1.07	49.5%	0.99	56.7%	1.13	58.5%	1.16	58.5%	1.16	54.0%	1.07

$2.25	54.0%	1.08	61.8%	1.24	58.5%	1.17	54.0%	1.08	54.0%	1.08	54.0%	1.08	63.0%	1.26	54.0%	1.08	56.7%	1.13	58.5%	1.17	58.5%	1.17	54.0%	1.08

$2.49	54.0%	1.22	61.8%	1.39	58.5%	1.32	54.0%	1.22	54.0%	1.22	54.0%	1.22	63.0%	1.42	54.0%	1.22	56.7%	128	58.5%	1.32	58.5%	1.32	54.0%	1.22

$2.49	54.0%	1.34	61.8%	1.54	58.5%	1.46	54.0%	1.34	54.0%	1.34	54.0%	1.34	63.0%	1.57	54.0%	1.34	56.7%	1.41	58.5%	1.46	58.5%	1.46	54.0%	1.34

$2.50	54.0%	1.35	61.8%	1.54	58.5%	1.46	54.0%	1.35	54.0%	1.35	54.0%	1.35	63.0%	1.58	54.0%	1.35	56.7%	1.42	58.5%	1.46	58.5%	1.46	54.0%	1.35

$2.99	54.0%	1.61	61.8%	1.85	58.5%	1.75	54.0%	1.61	54.0%	1.61	54.0%	1.61	63.0%	1.88	54.0%	1.61	56.7%	1.70	58.5%	1.75	58.5%	1.75	54.0%	1.61

$3.00	54.0%	1.62	61.8%	1.85	63.0%	1.89	54.0%	1.62	54.0%	1.62	54.0%	1.62	63.0%	1.89	54.0%	1.62	56.7%	1.70	58.5%	1.76	58.5%	1.76	54.0%	1.62

$3.99	54.0%	2.15	61.8%	2.46	63.0%	2.51	54.0%	. 2.15	54.0%	2.15	54.0%	2.15	63.0%	2.51	54.0%	2.15	56.7%	2.26	58.5%	2.33	58.5%	2.33	54.0%	2.15

$4.99	54.0%	2.69	61.8%	3.08	63.0%	3.14	54.0%	2.69	54.0%	2.69	54.0%	2.69	63.0%	3.14	58.5%	2.92	56.7%	2.83	58.5%	2.92	58.5%	2.92	54.0%	2.69

$5.00	54.0%	2.70	61.8%	3.09	63.0%	3.15	54.0%	2.70	54.0%	2.70	54.0%	2.70	63.0%	3.15	58.5%	2.93	56.7%	2.84	58.5%	2.93	58.5%	2.93	54.0%	2.70

$5.99	54.0%	323	61.8%	170	63.0%	- 3.77	54.0%	3.23	54.0%	3.23	54.0%	3.23	63.0%	3.77	58.5%	3.50	56.7%	3.40	58.5%	3.50	58.5%	3.50	54.0%	3.23

$6.99	54.0%	3.77	61.8%	4.32	63.0%	4.40	54.0%	3.77	54.0%	3.77	54.0%	3.77	63.0%	4.40	58.5%	4.09	56.7%	3.96	58.5%	4.09	58.5%	4.09	54.0%	3.77

$7.99	54.0%	4.31	61.8%	4.93	63.0%	5.03	54.0%	4.31	54.0%	4.31	54.0%	4.31	63.0%	5.03	58.5%	4.67	56.7%	4.53	58.5%	4.67	58.5%	4.67	54.0%	4.31

$9.99	54.0%	5.39	61.8%	6.17	63.0%	6.29	54.0%	5.39	54.0%	5.39	54.0%	5.39	63.0%	- 6.29	58.5%	5.84	56.7%	5.66	58.5%	5.84	58.5%	5.84	54.0%	5.39

GoldPocket Wireless Confidential
Dissemination, distribution, reproduction strictly prohibited         12/28/2005